Exhibit 99.2

FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

iBASIS, INC.

Offer To Exchange
6 3/4% Convertible Subordinated Notes due 2009 (CUSIP No. 450732AC6)
For All Of Its Outstanding
5 3/4% Convertible Subordinated Notes due 2005 (CUSIP No. 450732AA0)
Pursuant To The Exchange Offer
Described in the Prospectus Dated May 14, 2004

May 14, 2004

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

Ladies and Gentlemen:

        iBasis, Inc. (the "Company") is offering, upon the terms and subject to the conditions set forth in the prospectus dated May 14, 2004 (as amended or supplemented from time to time, the "Prospectus"), and the related letter of transmittal (the "Letter of Transmittal") which together constitute the Company's offer to exchange (the "Exchange Offer") $1,000 principal amount of its 6 3/4% Convertible Subordinated Notes due 2009 (the "New Notes") for each $1,000 principal amount of the Company's outstanding 5 3/4% Convertible Subordinated Notes due 2005 (the "Existing Notes").

        The Exchange Offer is subject to various conditions set forth in the Prospectus, including that at least 90% of the outstanding principal amount of Existing Notes be validly tendered and not withdrawn by the expiration of the Exchange Offer.

        Pursuant to the Letter of Transmittal, each tendering holder of Existing Notes will represent to, and agree with, the Company that (1) the holder agrees to all of the terms of the Exchange Offer, (2) the holder is the owner of the Existing Notes tendered for exchange, (3) the holder has full power and authority to tender, exchange, sell, assign and transfer the Existing Notes tendered, (4) when the Existing Notes are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Existing Notes tendered hereby are not subject to any adverse claims or proxies, and (5) the holder will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Existing Notes tendered.

        For your information and for forwarding to your clients for whom you hold Existing Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     Prospectus dated May 14, 2004;

        2.     Letter of Transmittal;

        3.     Notice of Guaranteed Delivery, to be used in tendering Existing Notes if the procedure for book-entry transfer cannot be completed on or before the Expiration Date (as defined in the Prospectus); and

        4.     A form of letter which may be sent to clients for whose account you hold Existing Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JUNE 14, 2004, UNLESS IT IS EXTENDED. TENDERS OF EXISTING NOTES MAY BE WITHDRAWN UNTIL SUCH EXPIRATION DATE.

        Any requests for additional copies of the enclosed materials should be directed to D.F. King & Co., Inc., the Information Agent for the Exchange Offer. The address and telephone number of the Information Agent are as follows:

D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, NY 10005
(212) 269-5550
or
 Toll-Free (800) 859-8508

Very truly yours,
iBASIS, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures